News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Strong Fourth Quarter and Full Year 2014 Results

WALTHAM, Mass. (January 29, 2015) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter and Full Year 2014 Highlights

•	Grew fourth quarter adjusted earnings per share (EPS) by 39% to $1.99 and full year adjusted EPS by 28% to $6.96.

•	Increased revenue in the fourth quarter by 30% to $4.49 billion.

•	Expanded fourth quarter adjusted operating margin by 280 basis points to 22.8%.

•	Generated free cash flow of $2.25 billion for the full year.

•	Expanded global Centers of Excellence during the year, including the October opening of a new facility in Fremont, California, to enhance our strategic position in specialty diagnostics.

•
Launched significant new products throughout 2014 to expand our offering for clinical applications, strengthen our leadership in analytical instruments for research and applied markets, and build momentum in next-generation sequencing.

•	Delivered more than $100 million of cost synergies from the Life Technologies acquisition during the year; on track to achieve $300 million of cost synergies in year three.

•	Reduced leverage by paying down $3.8 billion of debt during the year related to the acquisition of Life Technologies.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“I’m pleased to report that we achieved outstanding growth in the quarter on both the top and bottom line, extending our long track record of strong adjusted EPS performance,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We focused intently on our customers and executed well to capitalize on opportunities we identified at the end of the year.

“Looking back on 2014, we successfully executed our growth strategy to deliver very strong financial performance while investing to set the company up for a bright future. It was a terrific year for innovation, with significant product launches across our specialty diagnostics, analytical instruments and life sciences businesses. In emerging markets, we expanded our presence in Southeast Asia, India and Brazil to meet the needs of our customers in these high-growth regions. In addition, our successful integration of Life Technologies has strengthened our customer value proposition and positions us to begin achieving revenue synergies in 2015.

“From a capital deployment perspective, we completed the largest acquisition in our history, paid down a significant portion of the related debt and returned to buying back our stock in early 2015.

Casper concluded, “Our strong finish in the fourth quarter capped off a great year overall, and positions us to achieve our growth goals in the year ahead.”

Fourth Quarter 2014

For the fourth quarter of 2014, adjusted EPS grew 39% to $1.99, versus $1.43 in the fourth quarter of 2013. Revenue for the quarter grew 30% to $4.49 billion in 2014, versus $3.47 billion in 2013. Organic revenue growth was 6%; acquisitions, net of divestitures, increased revenues by 26% and currency translation reduced revenue by 3%. Adjusted operating income for the fourth quarter of 2014 increased 48% compared with the year-ago quarter, and adjusted operating margin expanded to 22.8%, compared with 20.0% in the fourth quarter of 2013.

GAAP diluted EPS for the fourth quarter of 2014 was $1.49, versus $0.92 in the same quarter last year. GAAP operating income for the fourth quarter of 2014 increased 40% to $639 million, compared with $455 million in 2013. GAAP operating margin increased to 14.2%, compared with 13.1% in the fourth quarter of 2013.

Full Year 2014

For the full year 2014, adjusted EPS grew 28% to $6.96, versus $5.42 in 2013. Revenue for 2014 grew 29% to $16.89 billion, compared with $13.09 billion a year ago. Organic revenue grew 4%; acquisitions, net of divestitures, increased revenue by 25% and currency translation had a nominal impact. Adjusted operating income for 2014 increased 45% compared with 2013, and adjusted operating margin expanded 240 basis points to 21.9%, compared with 19.5% a year ago.

GAAP diluted EPS for 2014 was $4.71, versus $3.48 in 2013. GAAP operating income for 2014 increased 56% to $2.50 billion, compared with $1.61 billion a year ago. GAAP operating margin increased to 14.8%, compared with 12.3% in 2013. GAAP results reflect gains from the sale of businesses in 2014.

Annual Guidance for 2015

The company will provide 2015 financial guidance on its earnings conference call this morning at 8:30 a.m. EST.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below.

Life Sciences Solutions Segment

In the fourth quarter of 2014, Life Sciences Solutions Segment revenue was $1.19 billion, compared with revenue of $192 million in the fourth quarter of 2013, reflecting the inclusion of the Life Technologies acquisition for the full quarter. Segment adjusted operating income in the 2014 quarter was $365 million versus $46 million in the year-ago quarter, and adjusted operating margin was 30.8%, versus 24.2% in 2013.

For the full year 2014, Life Sciences Solutions Segment revenue was $4.20 billion, compared with revenue of $712 million in 2013, reflecting the inclusion of the Life Technologies acquisition since February 3, 2014. Segment adjusted operating income in 2014 was $1.21 billion versus $170 million in 2013, and adjusted operating margin was 29.0% in 2014 compared with 23.8% a year ago.

Analytical Instruments Segment

Analytical Instruments Segment revenue increased 2% to $902 million in the fourth quarter of 2014, compared with revenue of $888 million in the fourth quarter of 2013. Segment adjusted operating income was flat in the fourth quarter of 2014, and adjusted operating margin was 20.2%, versus 20.5% in the 2013 quarter.

For the full year 2014, Analytical Instruments Segment revenue increased 3% to $3.25 billion, compared with revenue of $3.15 billion in 2013. Segment adjusted operating income increased 4% in 2014, and adjusted operating margin increased to 17.9%, versus 17.7% in 2013.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the fourth quarter increased 4% to $863 million in 2014, compared with revenue of $833 million in the fourth quarter of 2013. Segment adjusted operating income increased 6% in the fourth quarter of 2014, and adjusted operating margin increased to 27.1%, versus 26.4% in the 2013 quarter.

For the full year 2014, Specialty Diagnostics Segment revenue increased 5% to $3.34 billion, compared with revenue of $3.19 billion in 2013. Segment adjusted operating income increased 6% in 2014, and adjusted operating margin increased to 27.4%, versus 2013 results of 27.1%.

Laboratory Products and Services Segment

In the fourth quarter of 2014, Laboratory Products and Services Segment revenue increased 2% to $1.68 billion, compared with revenue of $1.65 billion in the fourth quarter of 2013. Segment adjusted operating income was essentially flat in the fourth quarter of 2014, and adjusted operating margin was 14.5%, versus 14.9% in the 2013 quarter.

For the full year 2014, Laboratory Products and Services Segment revenue increased 3% to $6.60 billion, compared with revenue of $6.40 billion in 2013. Segment adjusted operating income increased 2% in 2014, and adjusted operating margin was 14.9%, versus 15.0% in 2013.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2015, based on acquisitions closed through the end of 2014, our adjusted EPS will exclude approximately $2.23 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 29, 2015, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 27, 2015.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and approximately 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the Life Technologies acquisition may not materialize as expected; and the company being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2014	Revenues	2013	Revenues

Revenues	$4,492.8		$3,466.9
Costs and Operating Expenses:
Cost of revenues (c)	2,290.8	51.0%	1,931.0	55.7%
Selling, general and administrative expenses (d)	1,007.4	22.4%	764.0	22.0%
Amortization of acquisition-related intangible assets	339.3	7.6%	188.9	5.5%
Research and development expenses	182.5	4.1%	104.7	3.0%
Restructuring and other costs, net (e)	33.7	0.7%	23.3	0.7%
	3,853.7	85.8%	3,011.9	86.9%

Operating Income	639.1	14.2%	455.0	13.1%
Interest Income	9.3		6.6
Interest Expense	(116.2)		(69.0)
Other Income (Expense), Net (f)	4.9		(15.0)

Income Before Income Taxes	537.1		377.6
Benefit from (Provision for) Income Taxes (g)	66.9		(34.6)

Income from Continuing Operations	604.0		343.0

Loss from Discontinued Operations, Net of Tax	(2.8)		(0.9)

Net Income	$601.2	13.4%	$342.1	9.9%

Earnings per Share from Continuing Operations:
Basic	$1.51		$.95
Diluted	$1.49		$.92

Earnings per Share:
Basic	$1.50		$.95
Diluted	$1.49		$.92

Weighted Average Shares:
Basic	400.4		361.8
Diluted	404.1		370.9

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$639.1	14.2%	$455.0	13.1%
Cost of Revenues Charges (c)	0.9	0.0%	1.4	0.0%
Selling, General and Administrative Costs, Net (d)	12.7	0.3%	25.6	0.7%
Restructuring and Other Costs, Net (e)	33.7	0.7%	23.3	0.7%
Amortization of Acquisition-related Intangible Assets	339.3	7.6%	188.9	5.5%

Adjusted Operating Income (b)	$1,025.7	22.8%	$694.2	20.0%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$601.2	13.4%	$342.1	9.9%
Cost of Revenues Charges (c)	0.9	0.0%	1.4	0.0%
Selling, General and Administrative Costs, Net (d)	12.7	0.3%	25.6	0.7%
Restructuring and Other Costs, Net (e)	33.7	0.7%	23.3	0.7%
Amortization of Acquisition-related Intangible Assets	339.3	7.6%	188.9	5.5%
Other (Income) Expense, Net (f)	3.7	0.1%	14.0	0.4%
Provision for Income Taxes (g)	(189.6)	-4.2%	(65.9)	-1.9%
Discontinued Operations, Net of Tax	2.8	0.0%	0.9	0.0%

Adjusted Net Income (b)	$804.7	17.9%	$530.3	15.3%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.49		$0.92
Cost of Revenues Charges, Net of Tax (c)	(0.03)		—
Selling, General and Administrative Costs, Net of Tax (d)	0.02		0.06
Restructuring and Other Costs, Net of Tax (e)	0.02		0.05
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.47		0.35
Other (Income) Expense, Net of Tax (f)	—		0.02
Provision for Income Taxes (g)	0.01		0.03
Discontinued Operations, Net of Tax	0.01		—

Adjusted EPS (b)	$1.99		$1.43

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$953.7		$728.5
Net Cash Used in Discontinued Operations	0.8		1.6
Purchases of Property, Plant and Equipment	(156.7)		(94.5)
Proceeds from Sale of Property, Plant and Equipment	29.6		4.8

Free Cash Flow (h)	$827.4		$640.4

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2014	Revenues	2013	Revenues

Revenues
Life Sciences Solutions	$1,185.2	26.4%	$191.7	5.5%
Analytical Instruments	902.4	20.1%	887.7	25.6%
Specialty Diagnostics	863.0	19.2%	833.2	24.0%
Laboratory Products and Services	1,682.9	37.5%	1,652.8	47.7%
Eliminations	(140.7)	-3.2%	(98.5)	-2.8%

Consolidated Revenues	$4,492.8	100.0%	$3,466.9	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$364.9	30.8%	$46.3	24.2%
Analytical Instruments	182.0	20.2%	181.9	20.5%
Specialty Diagnostics	234.3	27.1%	220.3	26.4%
Laboratory Products and Services	244.5	14.5%	245.7	14.9%

Subtotal Reportable Segments	1,025.7	22.8%	694.2	20.0%

Cost of Revenues Charges (c)	(0.9)	0.0%	(1.4)	0.0%
Selling, General and Administrative Costs, Net (d)	(12.7)	-0.3%	(25.6)	-0.7%
Restructuring and Other Costs, Net (e)	(33.7)	-0.7%	(23.3)	-0.7%
Amortization of Acquisition-related Intangible Assets	(339.3)	-7.6%	(188.9)	-5.5%

GAAP Operating Income (a)	$639.1	14.2%	$455.0	13.1%

(a)
"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). With the completion of the Life Technologies acquisition, we established a new reporting segment, Life Sciences Solutions, and the Biosciences businesses have been transferred from the Analytical Instruments segment to the Life Sciences Solutions and Laboratory Products and Services segments. Prior period segment information has been reclassified to reflect these transfers.

(b)
Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and
results of discontinued operations.

(c)
Reported results in 2014 include $0.3 of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2014 and 2013 include $0.6 and $1.4, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d)
Reported results in 2014 and 2013 include $11.9 and $25.6, respectively, of third-party transaction/integration costs related to the acquisition of Life Technologies. Reported results in 2014 also include net charges of $0.2 for changes in estimates of contingent consideration for acquisitions and $0.6 of accelerated depreciation on information systems to be abandoned due to integration synergies.

(e)
Reported results in 2014 and 2013 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2014 include $29.3 of charges for pension settlements and $14.8 of gains on the sale of real estate.

(f)
Reported results in 2014 and 2013 include $0.6 and $0.6, respectively, of amortization of acquisition-related intangible assets of the company's equity investments. Reported results in 2014 also include $3.1 of impairment losses on equity investments resulting from other-than-temporary declines in fair market value. Reported results in 2013 also include $13.4 of charges related to amortization of fees paid to obtain bridge financing commitments related to the Life Technologies acquisition.

(g)
Reported provision for income taxes includes i) $194.8 and $76.3 of incremental tax benefit in 2014 and 2013, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2014 and 2013, $5.2 and $10.4, respectively, of incremental tax provision principally from adjusting the company's deferred tax balances as a result of tax rate changes.

(h)
Free cash flow in 2014 and 2013 was reduced by $16.3 and $28.9, respectively, of cash outlays related to the acquisition of Life Technologies including severance obligations, third-party transaction/integration costs and in 2013, fees to obtain bridge financing commitments.

Notes:
Consolidated depreciation expense is $89.4 and $60.4 in 2014 and 2013, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $30.5 and $24.3 in 2014 and 2013, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2014 include $8.5 million of expense for such cash payments.

Consolidated Statement of Income (unaudited) (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2014	Revenues	2013	Revenues

Revenues	$16,889.6		$13,090.3
Costs and Operating Expenses:
Cost of revenues (c)	8,970.6	53.1%	7,339.2	56.1%
Selling, general and administrative expenses (d)	3,991.4	23.6%	2,905.2	22.2%
Amortization of acquisition-related intangible assets	1,331.7	7.9%	763.1	5.8%
Research and development expenses	691.1	4.1%	395.5	3.0%
Restructuring and other costs (income), net (e)	(598.2)	-3.5%	77.7	0.6%
	14,386.6	85.2%	11,480.7	87.7%

Operating Income	2,503.0	14.8%	1,609.6	12.3%
Interest Income	47.7		28.0
Interest Expense	(479.9)		(262.1)
Other Income (Expense), Net (f)	16.4		(56.0)

Income Before Income Taxes	2,087.2		1,319.5
Provision for Income Taxes (g)	(191.7)		(40.4)

Income from Continuing Operations	1,895.5		1,279.1

Loss from Discontinued Operations, Net of Tax	(1.1)		(5.8)

Net Income	$1,894.4	11.2%	$1,273.3	9.7%

Earnings per Share from Continuing Operations:

Basic	$4.76		$3.55
Diluted	$4.71		$3.50

Earnings per Share:
Basic	$4.76		$3.53
Diluted	$4.71		$3.48

Weighted Average Shares:
Basic	398.2		360.3
Diluted	402.3		365.8

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,503.0	14.8%	$1,609.6	12.3%
Cost of Revenues Charges (c)	327.6	1.9%	28.6	0.2%
Selling, General and Administrative Costs, Net (d)	130.7	0.8%	73.5	0.6%
Restructuring and Other Costs (Income), Net (e)	(598.2)	-3.5%	77.7	0.6%
Amortization of Acquisition-related Intangible Assets	1,331.7	7.9%	763.1	5.8%

Adjusted Operating Income (b)	$3,694.8	21.9%	$2,552.5	19.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,894.4	11.2%	$1,273.3	9.7%
Cost of Revenues Charges (c)	327.6	1.9%	28.6	0.2%
Selling, General and Administrative Costs, Net (d)	130.7	0.8%	73.5	0.6%
Restructuring and Other Costs (Income), Net (e)	(598.2)	-3.5%	77.7	0.6%
Amortization of Acquisition-related Intangible Assets	1,331.7	7.9%	763.1	5.8%
Other (Income) Expense, Net (f)	(3.1)	0.0%	60.4	0.5%
Provision for Income Taxes (g)	(283.3)	-1.7%	(300.7)	-2.3%
Discontinued Operations, Net of Tax	1.1	0.0%	5.8	0.0%

Adjusted Net Income (b)	$2,800.9	16.6%	$1,981.7	15.1%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$4.71		$3.48
Cost of Revenues Charges, Net of Tax (c)	0.55		0.05
Selling, General and Administrative Costs, Net of Tax (d)	0.24		0.16
Restructuring and Other Costs (Income), Net of Tax (e)	(0.79)		0.16
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.27		1.45
Other (Income) Expense, Net of Tax (f)	(0.01)		0.09
Provision for Income Taxes (g)	(0.01)		0.01
Discontinued Operations, Net of Tax	—		0.02

Adjusted EPS (b)	$6.96		$5.42

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,619.6		$2,010.7
Net Cash Used in Discontinued Operations	4.3		4.9
Purchases of Property, Plant and Equipment	(427.6)		(282.4)
Proceeds from Sale of Property, Plant and Equipment	49.3		20.7

Free Cash Flow (h)	$2,245.6		$1,753.9

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2014	Revenues	2013	Revenues

Revenues
Life Sciences Solutions	$4,195.7	24.8%	$712.5	5.4%
Analytical Instruments	3,252.2	19.3%	3,154.2	24.1%
Specialty Diagnostics	3,343.6	19.8%	3,191.7	24.4%
Laboratory Products and Services	6,601.5	39.1%	6,398.8	48.9%
Eliminations	(503.4)	-3.0%	(366.9)	-2.8%

Consolidated Revenues	$16,889.6	100.0%	$13,090.3	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,214.9	29.0%	$169.7	23.8%
Analytical Instruments	581.1	17.9%	558.7	17.7%
Specialty Diagnostics	916.0	27.4%	863.7	27.1%
Laboratory Products and Services	982.8	14.9%	960.4	15.0%

Subtotal Reportable Segments	3,694.8	21.9%	2,552.5	19.5%

Cost of Revenues Charges (c)	(327.6)	-1.9%	(28.6)	-0.2%
Selling, General and Administrative Costs, Net (d)	(130.7)	-0.8%	(73.5)	-0.6%
Restructuring and Other (Costs) Income, Net (e)	598.2	3.5%	(77.7)	-0.6%
Amortization of Acquisition-related Intangible Assets	(1,331.7)	-7.9%	(763.1)	-5.8%

GAAP Operating Income (a)	$2,503.0	14.8%	$1,609.6	12.3%

(a)
"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). With the completion of the Life Technologies acquisition, we established a new reporting segment, Life Sciences Solutions, and the Biosciences businesses have been transferred from the Analytical Instruments segment to the Life Sciences Solutions and Laboratory Products and Services segments. Prior period segment information has been reclassified to reflect these transfers.

(b)
Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and
results of discontinued operations.

(c)
Reported results in 2014 and 2013 include $303.4 and $23.9, respectively, of charges for the sale of inventories revalued at the date of acquisition and $2.8 and $4.7, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2014 also include a charge of $21.4 to conform the accounting policies of Life Technologies with the company's accounting policies.

(d)
Reported results in 2014 and 2013 include i) $100.5 and $51.7, respectively, of third-party transaction/integration costs related to the acquisition of Life Technologies; ii) charges of $5.2 and $8.3, respectively, associated with product liability litigation; and iii) net charges of $8.2 and $13.5, respectively, for changes in estimates of contingent consideration for acquisitions. Reported results in 2014 also include a charge of $16.2 to conform the accounting policies of Life Technologies with the company's accounting policies and $0.6 of accelerated depreciation on information systems to be abandoned due to integration synergies.

(e)
Reported results in 2014 include gains of $895.4 on the sale of businesses, principally the sera and media, gene modulation and magnetic beads businesses and the Cole-Parmer business, a charge of $91.7 for cash compensation to monetize certain equity awards held by Life Technologies employees at the date of acquisition, $29.3 of charges for pension settlements and $15.3 of gains on the sale of real estate. Reported results in 2014 and 2013 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.

(f)
Reported results in 2014 and 2013 include i) $2.2 and $2.4, respectively, of amortization of acquisition-related intangible assets of the company's equity investments; ii) $1.0 and $73.9, respectively, of charges related to amortization of fees paid to obtain financing commitments related to the Life Technologies acquisition; and iii) net gains of $6.3 and $5.4, respectively, from available-for-sale and equity investments. Reported results in 2013 also include $10.5 of realized gains on available-for-sale investments irrevocably contributed to the company's UK pension plans.

(g)
Reported provision for income taxes includes i) $277.8 and $306.1 of incremental tax benefit in 2014 and 2013, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) incremental tax benefit (provision) of $5.5 and $(5.4) in 2014 and 2013, respectively, from adjusting the company's deferred tax balances as a result of tax rate changes.

(h)
Free cash flow in 2014 and 2013 was reduced by $325.1 and $108.4, respectively, of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations, third-party transaction/integration costs and, in 2013, fees to obtain bridge financing commitments.

Notes:
Consolidated depreciation expense is $353.1 and $236.8 in 2014 and 2013, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $117.1 and $90.9 in 2014 and 2013, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2014 include $34.8 million of expense for such cash payments.

Condensed Consolidated Balance Sheet (unaudited)
	December 31,	December 31,
(In millions)	2014	2013

Assets
Current Assets:
Cash and cash equivalents	$1,343.5	$5,826.0
Short-term investments	8.5	4.5
Accounts receivable, net	2,473.6	1,942.3
Inventories	1,859.5	1,494.5
Other current assets	716.4	613.4

Total current assets	6,401.5	9,880.7

Property, Plant and Equipment, Net	2,426.5	1,767.4

Acquisition-related Intangible Assets	14,110.1	7,071.3

Other Assets	858.7	640.7

Goodwill	18,842.6	12,503.3

Total Assets	$42,639.4	$31,863.4

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,212.4	$987.7
Other current liabilities	3,192.1	2,138.3

Total current liabilities	5,404.5	3,126.0

Other Long-term Liabilities	4,335.2	2,381.7

Long-term Obligations	12,351.6	9,499.6

Total Shareholders' Equity	20,548.1	16,856.1

Total Liabilities and Shareholders' Equity	$42,639.4	$31,863.4

Condensed Consolidated Statement of Cash Flows (unaudited)	Year Ended
	December 31,	December 31,
(In millions)	2014	2013

Operating Activities
Net income	$1,894.4	$1,273.3
Loss from discontinued operations	1.1	5.8
Income from continuing operations	1,895.5	1,279.1

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,684.8	999.9
Change in deferred income taxes	(743.7)	(472.8)
Net gains on sale of businesses	(895.4)	—
Other non-cash expenses, net	392.9	88.7
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	289.8	120.7

Net cash provided by continuing operations	2,623.9	2,015.6
Net cash used in discontinued operations	(4.3)	(4.9)

Net cash provided by operating activities	2,619.6	2,010.7

Investing Activities
Acquisitions, net of cash acquired	(13,060.1)	(11.4)
Purchases of property, plant and equipment	(427.6)	(282.4)
Proceeds from sale of property, plant and equipment	49.3	20.7
Proceeds from sale of businesses, net of cash divested	1,521.8	—
Other investing activities, net	133.9	9.8

Net cash used in investing activities	(11,782.7)	(263.3)

Financing Activities
Net proceeds from issuance of debt	6,592.3	3,167.8
(Decrease) Increase in commercial paper, net	(249.9)	199.9
Repayment of long-term obligations	(4,429.4)	(1.0)
Decrease in short-term notes payable	(36.6)	(12.0)
Purchases of company common stock	—	(89.8)
Dividends paid	(234.8)	(216.2)
Net proceeds from issuance of company common stock	2,942.0	—
Net proceeds from issuance of company common stock under employee stock plans	155.4	230.4
Tax benefits from stock-based compensation awards	65.6	48.8
Other financing activities, net	(8.5)	(17.9)

Net cash provided by financing activities	4,796.1	3,310.0

Exchange Rate Effect on Cash	(115.5)	(37.0)

(Decrease) Increase in Cash and Cash Equivalents	(4,482.5)	5,020.4
Cash and Cash Equivalents at Beginning of Period	5,826.0	805.6

Cash and Cash Equivalents at End of Period	$1,343.5	$5,826.0

Free Cash Flow (a)(b)	$2,245.6	$1,753.9

(a)	Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.
(b)	Free cash flow in 2014 and 2013 was reduced by $325.1 and $108.4, respectively, of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations, third-party transaction/integration costs and, in 2013, fees to obtain bridge financing commitments.